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                                                                    EXHIBIT 12.4

SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES CONSOLIDATED FUNDS - MAXIMUM PARTICIPATION
RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                               Three       Three
                                                                                                               Months      Months
                                                    Year End.   Year End.   Year End.  Year End.  Year End.     End.        End.
                                                       1996       1997        1998       1999       2000      3/31/00     3/31/01
                                                    -----------------------------------------------------------------------------

Earnings:
  Pretax income (loss)                               $  (30)    $(2,583)     $  217     $ (515)    $1,775      $  205     $    5

Fixed Charges:
  Interest expense                                    2,965       2,815       2,431      2,366      2,902         726        707
  Interest factor of rental expense                     128         127         125        137         10          10       --
                                                    -----------------------------------------------------------------------------
             Total fixed charges                      3,093       2,942       2,556      2,503      2,912         736        707
                                                    -----------------------------------------------------------------------------

             Total earnings                           3,063         359       2,773      1,988      4,687         941        712

             Total fixed charges                      3,093       2,942       2,556      2,503      2,912         736        707
                                                    -----------------------------------------------------------------------------

                                                    -----------------------------------------------------------------------------
Ratio of earnings to fixed charges                     0.99        0.12        1.08       0.79       1.61        1.28       1.01
                                                    -----------------------------------------------------------------------------

                                                    -----------------------------------------------------------------------------
  Deficiency to cover fixed charges                      30       2,583         --         515        --          --         --
                                                    -----------------------------------------------------------------------------

COMPUTATION OF INTEREST FACTOR OF RENTAL EXPENSE:
             Operating rental expense                   383         382         374        410         29          29        --
             Interest factor                             33%         33%         33%        33%        33%         33%        33%
                                                    -----------------------------------------------------------------------------

                            Total                       128         127         125        137         10          10        --
                                                    =============================================================================